SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    December 30, 2002

Ribapharm Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-31294	95-4805665

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3300 Hyland Avenue
Costa Mesa, California 92626

(Address of principal executive offices)

(714) 427-6236

(Registrant’s telephone number, including area code)

ITEM 5.    OTHER EVENTS.

Registrant’s Current Report on Form 8-K filed earlier today is corrected to read as follows:

As a result of an effort by ICN Pharmaceuticals, Inc. to replace all but one of the directors of Ribapharm Inc., Ribapharm's chief executive officer, chief financial officer and general counsel have notified Ribapharm that they will resign from Ribapharm unless ICN's plan to remove directors is withdrawn or invalidated.

In connection with the resignations, Ribapharm is obligated to make cash payments to the executives totaling approximately $4.9 million in the aggregate, and may be required to make additional cash payments covering any excise tax payable under the Internal Revenue Code in connection with such payments. In addition, the vesting of options granted to the executives pursuant to Ribapharm's 2002 Stock Option Plan will be accelerated. The vast majority of such options are not "in-the-money".

The terms of the executives' severance packages, which were previously disclosed in connection with Ribapharm's initial public offering and in several subsequent filings by both ICN and Ribapharm, were designed with the assistance of ICN in order to be consistent with the severance packages then benefitting ICN executives. Ribapharm understands that various senior executives of ICN collected payments under similar severance packages in October and November 2002, notwithstanding the fact that certain of those executives continue to be employed by ICN. The difference between the $4.9 million estimated aggregate severance payment and the $3.9 million estimated aggregate severance payment contained in Ribapharm's most recent quarterly report on Form 10-Q is attributable to salary increases and bonuses granted to the senior executives as part of the Ribapharm compensation committee's recent grant of salary increases and/or bonuses to approximately 120 Ribapharm employees in recognition of Ribapharm's successful performance in 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2002	RIBAPHARM INC.

	By:	/s/ ROGER D. LOOMIS, JR.
Roger D. Loomis, Jr. Senior Vice President, General Counsel and Secretary

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